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                                                                    EXHIBIT 12.1

                       MARINE DRILLING COMPANIES, INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND THE RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                          PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS OF DOLLARS)




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                                                                                                                          Three
                                                                Years Ended December 31,                              Months Ended
                                        -------------------------------------------------------------------------     ------------
                                          1991             1992            1993           1994            1995          31-Mar-96
                                        ---------       ----------      ---------       --------        ---------       ---------
Earnings:
   Income (loss) before income          $ (34,462)      $  (91,327)     $  23,301       $  9,123        $  (6,102)      $  3,669
     taxes and extraordinary items

Adjustments:
   Fixed charges, as below                 14,340            9,727            580             70            1,032            232
   Interest capitalized                         -                -              -              -             (126)           (38)
                                        ---------       ----------      ---------       --------        ---------       ---------
Earnings (losses) as adjusted           $ (20,122)      $  (81,600)     $  23,881       $  9,193        $  (5,196)      $  3,863
                                        =========       ==========      =========       ========        =========       =========
Fixed charges:
   Interest on indebtedness,
     expensed or capitalized            $  14,340       $    9,727      $     580       $     70        $     961       $    219
   Amortization of debt discount
     and expense                                -                -              -              -               51             13
                                        ---------       ----------      ---------       --------        ---------       ---------
   Total fixed charges                     14,340            9,727            580             70            1,032            232
                                        ---------       ----------      ---------       --------        ---------       ---------
Preferred dividend requirements,
   adjusted to a pre-tax basis              7,937            6,681              -              -                -              -
                                        ---------       ----------      ---------       --------        ---------       ---------
Combined fixed charges and
   preferred dividend requirements      $  22,277       $   16,408      $     580       $     70        $   1,032       $    232
                                        =========       ==========      =========       ========        =========       =========
Ratio of earnings to fixed charges              -                -           41.2          131.3                -           16.7
                                        =========       ==========      =========       ========        =========       =========
Ratio of earnings to fixed charges
   and preferred stock dividends                -                -           41.2          131.3                -           16.7
                                        =========       ==========      =========       ========        =========       =========
Amount by which earnings did not
   cover fixed charges                  $  34,462       $   91,327      $       -       $      -        $   6,228       $      -
                                        =========       ==========      =========       ========        =========       =========
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